Exhibit 99.1

FitLife Brands Announces Preliminary Third Quarter and Nine-Month 2016 Results

OMAHA, Neb. – November 8, 2016 - FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF), -- FitLife Brands, Inc. (“FitLife”) (OTC: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ ("NDS") (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com), CoreActive® (www.coreactivenutrition.com), Metis Nutrition™ (www.metisnutrition.com), iSatori™ (www.isatori.com), Energize (www.tryenergize.com), and BioGenetic Laboratories, (www.biogeneticlabs.com), today announced preliminary results for the three and nine month periods ended September 30, 2016.

For the nine-month period ended September 30, 2016, total revenue was $21.6 million compared to $15.1 million in the same period of 2015.  Effective the beginning of 2016, the Company adopted the previously discussed accounting change for vendor-funded discounts (VFD) which for all periods thereafter has the impact on reducing GAAP revenue and reducing expenses, without any impact on operating income.  For comparison purposes, the revenue generated in the nine-month period ending September 30, 2015 would have been $14.1 million using the same accounting treatment as used for the nine-month period ending September 30, 2016.

For the quarter ended September 30, 2016 total revenue is estimated to be approximately $5.3 compared $6.3 million revenue reported in the prior year period. For comparison purposes as described above, on an adjusted basis, revenue for the 3Q of 2015 would have been $5.7 million. On a quarterly basis, and adjusting for uniform accounting treatment in the two periods, the quarterly decline in revenue was primarily attributable to a calendar shift of the GNC franchise convention. While the Company generated record sales during the 2016 convention, approximately $1.3 million related to convention orders shipped during the second quarter, whereas in 2015 the first orders related to convention did not ship until the third quarter.

For the third quarter of 2016, iSatori contributed $1.1 million of revenue and lost $0.5 million during the quarter.

Net income for the third quarter of 2016 is estimated to be a loss of $0.4 million or ($0.03) per share compared to a gain of $0.4 million or $0.04 per share in the prior year period.  The decline in net income is a result of lower sales volumes in the iSatori sales channel.

For the first nine months of the year, iSatori generated revenue of $6.1 million.  Core FitLife revenue was $15.5 million for the first nine months of the year an increase of approximately 10% over the adjusted revenue in the same period of 2015. The organic growth for our legacy brands is consistent with unit movement at retail growth, which remains strong and a key metric for our business.  Net income for the first nine months of 2016 is estimated to be approximately $1.5 million or $0.13 per share versus $0.6 million or $0.07 per share a year ago.

The Company expects to announce full third quarter and nine-month 2016 results on November 14.   Following the issuance of third quarter financial results, the company will provide recorded comments that can be accessed on the FitLife Brands' website under the "Investor Relations" section.

About FitLife Brands
FitLife Brands is a marketer and manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 80 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Forward-Looking Statement
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact for FitLife Brands:
Three Part Advisors, LLC
Jeff Elliott, 972-423-7070, or
David Burtzlaff, CFA 817-527-8837